UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Alliance Semiconductor Corporation
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
B. Riley & Co., Inc.
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B. RILEY & CO., INC.
11100 Santa Monica Boulevard, Suite 800
Los Angeles, California 90025
October 3, 2005
Dear Fellow Alliance Shareholders:
I am the Chairman of B. Riley & Co., Inc. (“Riley”) which has sent you a proxy statement and GOLD PROXY CARD asking you to support Riley’s nominees for election to the board of Alliance Semiconductor Corporation (“ALSC” or the “Company”). Our proxy statement gives the backgrounds of our nominees and our reasons for seeking a change in the ALSC board of directors.
We have traveled across the country meeting with fellow shareholders and are encouraged by their support for our nominees and our plans for Alliance. Please remember to only VOTE YOUR GOLD PROXY CARD to support our nominees. Any vote on the Company’s white proxy card, even a withhold, will NOT count as a vote for our nominees. If you have already voted a white proxy, even if you have voted to withhold, you may still vote a GOLD PROXY CARD, as only the latest dated proxy counts.
We are sending you this correspondence in response to the false and misleading statements made about B. Riley & Co. in a letter you may have received from the incumbent directors of ALSC. This letter was a clear attempt by the Company’s current Board to divert attention from the disastrous operating results achieved under their tenure and instead to use scare tactics to keep themselves entrenched.
CAN YOU AFFORD TO BELIEVE THE CURRENT BOARD?
The current Board and management team want you to believe that after spending hundreds of millions of dollars of your money, they are about to experience breakout sales of new products and enjoy sustained growth. This is a Board and management team that has time after time failed to deliver on their optimistic views.
     • April 30, 2002-ALSC Q4 2001 Earnings Press Releases
Mr. Reddy commented, “Remaining hopeful about a potential recovery in the future, we have decided to end all salary reductions.”
The company lost $79.1 million in the next year. No new salary reductions were implemented.
     • April 29,2003-ALSC Q4 2003 Conference Call Transcripts
“...I look for a stronger and profitable fiscal ’04 for the Company”
The Company lost $34.4 million from operations in fiscal ’04.
     • January 26, 2004-ALSC Q 2004 Conference Call Transcripts
“I don’t see any reason why fiscal ’05 is not going to be a great year for the Company. We will be back on track, as well as the revenue expansion is concerned, I don’t see any reason why the Company should not be profitable, I think in fiscal ’05.”
The Company reports sequentially down revenues and a loss of $36.1 million in fiscal year 2005.

It is also worth asking that if this management team truly believes the Company is on the cusp of a tremendous turnaround, why have they not bought shares in the open market? If they believe that this Company, in its present state, is about to make a complete and full recovery and its shares will appreciate substantially, then you would think that they would believe enough to take advantage of the opportunity and buy shares. This of course has not happened.
THE CURRENT BOARD’S MISLEADING STATEMENTS
The current Board is attempting to mislead shareholders by accusing B. Riley and Co. of being short term investors who engage in a pattern of both purchasing and selling ALSC shares.
THE TRUTH — Between 2001 and 2004 B. Riley & Co. was one of the only brokerage firms to cover Alliance Semiconductor, was the NUMBER ONE trader in terms of volume, periodically owned stock for our own account and even hosted management at their investor conferences. Additionally, I am certain the company knows that B. Riley & Co. is a brokerage firm and that the sales shown in our filings only relate to executing trades ordered by our customers and do not reflect a change in our proprietary ownership...we have not once reduced our position since we announced our campaign for changes at ALSC.
The current board states “Riley and Co. has a history of taking small investment stakes in public companies and engaging in proxy solicitations.”
THE TRUTH — B. Riley & Co. has engaged in 3 proxy fights (including this one) in its 8 1/2 years of existence. During that time Riley has provided research about, traded and owned hundreds of securities.
The current Board states that the Celeritek solicitation, where I was placed on the board, was a failure for Cleritek’s shareholders.
THE TRUTH – While I was on Celeritek’s Board we were able to liquidate the assets of the company and return the cash to shareholders. During that time period, Celeritek’s shares appreciated approximately 30%, Alliance’s share price was down in excess of 45% and Celeritek’s 3 biggest comps, RF Microwave, Anadigics and Skyworks were down 25%, 37%, and 10% respectively.
THE TRUTH — The Company’s Board forgoes mentioning Aldila (ALDA), which surely came up in their research and is the other company on which I serve on the Board. Perhaps this is because Aldila has appreciated from $1.55 to over $24 per share since I joined the board in April 2003, representing a 1400% return, and B. Riley and Co. and its affiliates still own over 5% of the shares. These actions are not exactly those of a “short-term profiteer”.

A REAL PLAN FOR ALLIANCE
The Company seeks to SCARE investors by citing that we have no plan to enhance shareholder value. Let us assure you this that we have only one plan — TO MAXIMIZE RETURNS FOR SHAREHOLDERS. Once elected we will:
•	Evaluate the Company operating business with a realistic point of view. The two businesses ALSC is building their future on, Mixed Signal and Systems Solutions had FY 2005 revenue of $11 million and an operating loss of $21.4 million. While revenues were up from FY 2004’s $8.8 million, the operating loss was actually $300k worse than the $21.1 million during that year. Our Board will not tolerate these losses. However, if the $200 million that has been lost by the Company’s operations in the last 5 years has resulted in design wins or new customers that we can monetize, rest assured that we will do so through any means possible. And while the present management would try to lead you to believe that these design wins will save the company, it is worth noting that the products under development appear to be commodity items and of little value.

•	Strengthen the management team with the addition of an identified seasoned operator with a proven track record of turning around money losing operations. Alliance lacks substantial fixed assets. While this makes the cash losses and decisions of the last 8 years even more financially destructive, it will enable a new team to quickly make changes to reduce the cash burn of the operating company.

•	Remedy and seek to settle outstanding IRS, SEC and legal issues and evaluate outstanding partnerships to minimize potential conflicts of interest and maximize shareholder value.

•	Monetize venture capital investments, realizing that maximum shareholder value will be received only if ALSC’s current portfolio is carefully managed. Since 1999 the company has invested $161.6 million and has returned approximately $140 million. We believe that the remaining value of the company’s investments division could be between $60-$100 million and possibly more. Fortunately, CN Reddy, who is the President of that division is on our board slate and will continue to manage the portfolio with a mandate to maximize and return value to shareholders as soon as practical.

•	Provide clarity to investors of the true value of ALSC investment portfolio. Shareholders own Alliance Semiconductor and shareholders should be given full access to the Company’s financial holdings. This is in direct conflict to the secretive manner in which the entrenched current Board and management have run the portfolio.

•	Freeze director compensation at its current levels; with the exception of CN Reddy (who is currently an officer), no Riley Nominee will receive any compensation from ALSC except what outside directors currently receive.
WE BELIEVE THE CURRENT BOARD IS NOT WATCHING OUT FOR THE INTERESTS OF ALSC SHAREHOLDERS,
BUT IS LOOKING OUT FOR THEMSELVES
Two technically “independent” current board members Greg Barton and Sandy Kane have either been employed by or the recipient of investment monies from a Dan Reddy led ALSC Board in the past. Does their true allegiance lie with fellow shareholders? Or are they not as independent as it would seem? Consider the following decisions the Board and management team have made:
•	These directors have given the green light for Alliance to do business with and pay almost a million dollars in the last 4 years to Infobrain, a small internet services company in which Dan Reddy is an investor and serves on the board.

•	The directors have allowed Board members to collect incentive fees and management fee’s on the venture portfolio that is owned by Alliance Shareholders. Consider that while the shareholders have suffered through year after year of losses, these Board members and other Alliance Venture employees received millions in fees.

•	Approved company loans to current Board members.

•	Current “independent” Board member Greg Barton was the former general council for Alliance Semiconductor until 1998, essentially a former employee of Dan Reddy.

•	Current “independent” Board Member Sandy Kane was the former Chairman and CEO of Legacy Systems, a failed startup company in which ALSC invested.

•	Formed a special committee to review options that included all board members except for CN Reddy.

•	Have invested hundreds of millions of dollars in developing low margin commodity products.

YOUR VOTE IS IMPORTANT
This vote is about one thing...who will return the most value to shareholders and who has the credibility to deliver that value. If operating losses of OVER $200 MILLION IN THE LAST 5 YEARS and $275 MILLION SINCE FY 1995 are not enough to convince shareholders consider the EXCESSIVE turnover in key positions including 8 CFO changes in 9 years and 4 VP of Sales since 1998. We urge you to join Alliance founder CN Reddy and our new slate of Directors and Vote the Gold Proxy Card. It is time for Shareholders to matter at Alliance Semiconductor.

Very truly yours,

/s/ Bryant R. Riley

PLEASE VOTE TODAY
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